Exhibit 10.39

FIRST REVISED AND EXTENDED
EMPLOYMENT AGREEMENT

FIRST REVISED AND EXTENDED EMPLOYMENT AGREEMENT (“Agreement”) effective                  , 2005 between Worldwide Excellerated Leasing Ltd. (the “Company”), and Jeffry J. Parell (the “Executive”) (together, the “Parties”).

WHEREAS, the parties hereto entered into and are operating pursuant to an Employment Agreement executed on                  ;

WHEREAS, the parties hereto desire to revise and extend the term of such previously executed Employment Agreement;

WHEREAS, the Parties wish to establish the terms of Executive’s future employment with the Company; and

WHEREAS, for purposes of this Agreement, the Company may direct that one or more of its subsidiaries or affiliates fulfill the Company’s obligations under this Agreement, including, but not limited to, its obligations under Sections 4 and 5.

Accordingly, the Parties agree as follows:

1.                                         Employment and Acceptance. The Company shall employ the Executive, and Executive shall accept employment, subject to the terms of this Agreement effective as of                  (the “Effective Date”).

2.                                         Term. Subject to Section 5 of this Agreement, this Agreement and the employment relationship hereunder will continue from the Effective Date until December 31, 2008 (the “Term”). There shall be no extension of this Agreement other than by written agreement executed by both parties hereto. In the event of the Executive’s termination of employment during the Term, the Company’s obligation to continue to pay all base salary, as adjusted, bonus and other benefits then accrued shall terminate except as may be provided for in Section 5 of this Agreement.

3.                                         Duties and Title.

3.1                                      Title. The Company shall employ the Executive to render exclusive and full-time services to the Company and its subsidiaries, including, but not limited to, Vanguard Car Rental USA Inc. (“Vanguard”). The Executive will serve in the capacity of Executive Vice President and Chief Operating Officer, and shall report solely and directly to the Chief Executive Officer of the Company and shall serve in the same executive position for such of the Company’s subsidiaries and affiliates as determined by the Board of Directors of the Company (the “Board”) for no additional consideration.

3.2                                      Duties. The Executive will have such authority and responsibilities and will perform such executive duties as are customarily performed by the Executive Vice President and Chief Operating Officer of businesses similar to those of the Company and its subsidiaries and affiliates or assigned to Executive by the Chief Executive Officer or the Board. The

Executive will devote all his full working-time and attention to the performance of such duties and to the promotion of the business and interests of the Company and its subsidiaries and affiliates.

4.                                       Compensation by the Company.

4.1                                 Base Salary. As compensation for all services rendered pursuant to this Agreement, the Company will pay to the Executive, while holding the position of Executive Vice President and Chief Operating Officer of the Company and such other position with the Company’s subsidiaries or affiliates, an annual base salary of Four Hundred Thousand and No/100’s Dollars ($400,000.00), payable in accordance with the payroll practices of the Company or subsidiary or affiliate of the Company directed to pay the Executive his base salary (“Base Salary”). Each year during the Term beginning in January 2006, the Chief Executive Officer and the Board will conduct a review of Executive’s Base Salary and, in their sole discretion, the Chief Executive Officer in conjunction with the Board may increase Executive’s Base Salary. For the purposes of this Agreement, “Base Salary” shall mean the Executive’s base salary as increased pursuant to this Section 4.1.

4.2                                 Bonuses. For each calendar year during the Term, the Executive will be entitled to participate in an annual bonus pool for senior executives which will be based upon the achievement by the Company of consolidated worldwide consolidated EBITDA related targets derived from the annual business plan presented by management and approved by the Board; (the “Target EBITDA); provided that the United States consolidated EBITDA meets a certain minimum threshold annually approved by the Board (the “U.S. Target EBITDA”) Executive’s target bonus for achieving Target EBITDA will be 100% of Base Salary and Executive’s minimum bonus will be 75% of Base Salary for achieving 75% of Target EBITDA; provided that at least 75% of U.S. Target EBITDA is achieved. Each annual bonus (“Annual Bonus”) will be calculated on a straight-line basis for EBITDA achievements between targets where 100% of Base Salary corresponds to achievement of target EBITDA and 75% of Base Salary corresponds to achievement of 75% of Target EBITDA. The Executive’s actual bonus will be determined by the Compensation Committee of the Board of Directors in its discretion. Bonuses shall be paid within a reasonable time of receipt by the Board of the audited financial statements of the Company for the respective year.

4.3                                 Participation in Employee Benefit Plans. The Executive shall be entitled, during the Term, if and to the extent eligible, to participate in all of the applicable benefit plans of the Company and its subsidiaries, including, but not limited to, Vanguard, which may be available to other senior executives of the Company, on the same terms as such other executives. The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without Executive’s consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other employees of the Company.

4.4                                 Vacation. The Executive shall be entitled to four (4) weeks of paid vacation. Executive shall not be entitled to payment for unused vacation days upon the termination of his employment except as set forth in Section 5 below. The carry-over and accrual of vacation days shall be in accordance with Company or an applicable subsidiary’s or affiliate’s policy.

4.5                                 Expense Reimbursement. During the Term, the Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

4.6                                 Stock Options or Restricted Stock. The Executive shall be eligible to participate in a stock option or restricted stock plan established by the Company (the “Equity Incentive Plan”) pursuant to the terms of the Equity Incentive Plan and any applicable agreements thereunder as determined from time to time by the Board.

5.                                       Termination of Employment.

5.1                                 By the Company for Cause or by the Executive Without Good Reason or Due to Death or Disability. If during the Term the Executive dies, the Company terminates the Executive’s employment with the Company for Cause (as defined below) or on account of the Executive’s Disability (as defined below), or Executive terminates his employment without Good Reason (as defined below), the Executive, or the Executive’s legal representatives (as appropriate), shall be entitled to receive the following:

(a)                                  the Executive’s accrued but unpaid Base Salary and benefits set forth in Section 4.3, if any;

(b)                                 the unpaid portion of the Annual Bonus, if any, relating to the calendar year prior to the calendar year of the Executive’s death, Disability, termination by the Company for Cause or by the Executive without Good Reason, payable in accordance with Section 4.2; and

(c)                                  expenses reimbursable under Section 4.5 incurred but not yet reimbursed to the Executive.

For or the purposes of this Agreement, “Disability” means a determination by the Company in accordance with applicable law that as a result of a physical or mental injury of illness, the Executive is unable to perform the essential functions of his job with or without reasonable accommodation for a period of (i) 90 consecutive days or (ii) 180 days in any one (1) year period.

For the purposes of this Agreement, “Cause” means (i) commission of a felony by Executive, (ii) acts of dishonesty by Executive resulting or intending to result in personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates (iii) Executive’s material breach of his obligations under this Agreement, (iv) conduct by Executive in connection with his duties hereunder that is fraudulent, unlawful, or negligent, or (v) misconduct by Executive which seriously discredits or damages the Company, its subsidiaries or affiliates.

For the purposes of this Agreement, “Good Reason” means, without the Executive’s consent, (i) a material adverse reduction in Executive’s responsibilities, position or duties; (ii) a material adverse reduction in the amount of aggregate compensation provided for herein; or (iii) the Company’s material breach of the Agreement. Notwithstanding the foregoing, a reduction in the amount of Executive’s aggregate compensation in an amount proportional to such a reduction in the aggregate compensation of other senior executives shall not constitute Good Reason. The Company shall have thirty (30) days after receipt of notice from the Executive in writing specifying the deficiency to cure the deficiency that would result in Good Reason.

5.2                                By the Company Without Cause or By the Executive for Good Reason. If during the Term the Company terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, the Executive shall receive the incremental severance payments set forth in this Section 5.2 (in addition to the payments upon termination specified in Section 5.1) upon execution without revocation of a valid release agreement in a form acceptable to the to the Company:

(a)                                   payment for accrued unused vacation days, payable in accordance with Company policy;

(b)                                  continued Base Salary, for twelve (12) months, payable monthly; and

(c)                                   reimbursement of the cost of continuation coverage of group health coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1986 for a maximum of twelve (12) months to the extent Executive elects such continuation coverage and is eligible and subject to the terms of the plan and the law.

The Company shall have no obligation to provide the benefits set forth above in the event that Executive breaches the provisions of Section 6.

5.3                                   No Mitigation. The obligations of the Company to Executive which arise upon the termination of his employment pursuant to this Section 5 shall not be subject to mitigation or offset.

5.4                                    Removal from any Boards and Positions. If the Executive’s employment is terminated for any reason under this Agreement, he shall be deemed to resign (i) if a member, from the Board or board of directors of any subsidiary or affiliate of the Company or any other board to which he has been appointed or nominated by or on behalf of the Company and (ii) from any position with the Company or any subsidiary or affiliate of the Company, including, but not limited to, as an officer of the Company or any of its subsidiaries or affiliates.

6.                                       Restrictions and Obligations of the Executive.

6.1                                 Confidentiality. (a) During the course of the Executive’s employment by the Company (prior to and during the Term), the Executive will have access to certain trade secrets and confidential information relating to the Company and its affiliates and subsidiaries and Cerberus (the “Protected Parties”) which is not readily available from sources outside the Company. The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, manufacturer purchase program agreements, their sales, financial, marketing, training and technical information (including but not limited to technology covered by the Master Information Technology Services Agreement, dated July 16, 2003, between Vanguard and Perot Systems Corporation), their product development (and proprietary product data) and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses. The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information in any form would irreparably harm the Protected Parties. The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties. The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information relating to the Protected Parties and their businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or its subsidiaries and affiliates or as a consultant to Cerberus and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period the Executive is employed by the Company or its subsidiaries and affiliates or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except in the course of the Executive’s employment with, and for the benefit of, the Protected Parties or to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto. The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive understands and agrees that the Executive shall acquire no rights to any such Confidential Information.

(b)                                 All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the Business (for the purposes of this Agreement, “Business” shall be as defined in Section 6.3 hereof), as well as all customer lists, specific customer information, compilations of product research and marketing techniques of the Company and its subsidiaries and affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Company and its subsidiaries and affiliates, and the Executive shall not remove any such items from the premises of the Company and its subsidiaries and affiliates, except in furtherance of the Executive’s duties under any employment agreement.

(c)                                  It is understood that while employed by the Company or its subsidiaries and affiliates the Executive will promptly disclose to it, and assign to it the Executive’s interest in any invention, improvement or discovery made or conceived by the Executive, either alone or jointly with others, which arises out of the Executive’s employment. At the Company’s request and expense, the Executive will assist the Company and its subsidiaries and affiliates during the period of the Executive’s employment by the Company or its subsidiaries and affiliates and thereafter in connection with any controversy or legal proceeding relating to such invention, improvement or discovery and in obtaining domestic and foreign patent or other protection covering the same.

(d)                                 As requested by the Company and at the Company’s expense, from time to time and upon the termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company and its subsidiaries and affiliates all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

6.2                                 Non-Solicitation or Hire. During the Term and for a period of twelve (12) months following the termination of the Executive’s employment for any reason, the Executive shall not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly, (a) any party who is a customer of the Company or its subsidiaries or affiliates, or who was a customer of the Company or its subsidiaries or affiliates at any time during the twelve (12) month period immediately prior to the relevant date, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from the Company or its subsidiaries or affiliates and relating to the Business (as defined in Section 6.3) (provided that if the Executive intends to solicit any such party for any other purpose, he shall notify the Company of such intention), (b) any supplier to the Company or any subsidiary or affiliate to terminate, reduce or alter negatively its relationship with the Company or any subsidiary or affiliate or in any manner interfere with any agreement or contract between the Company or any subsidiary or affiliate and such supplier or (c) any employee of the Company or any of its subsidiaries or affiliates or any person who was an employee of the Company or any of its subsidiaries or affiliates during the twelve (12) month period immediately prior to the relevant date to terminate such employee’s employment relationship with the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity in competition with the Business of the Company or any of its subsidiaries or affiliates.

6.3                                 Non-Competition. During the Term and for a period of twelve (12) months following the termination of Executive’s employment by the Company (for any reason), the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Company or a subsidiary or affiliate, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in the daily vehicle rental business in the geographic locations where the Company and its subsidiaries and affiliates engage or propose to engage in such business (the “Business”). Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership).

6.4                                 Property. The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries and affiliates are the sole property of the Company and its subsidiaries and affiliates (“Company Property”). During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries or affiliates, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the business of the Company or its subsidiaries or affiliates, except in furtherance of his duties under the Agreement. When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

7.                                       Remedies: Specific Performance. The Parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. The Executive hereby consents to the grant of an injunction (temporary or otherwise) against the Executive or the entry of any other court order against the Executive prohibiting and enjoining him from violating, or directing him to comply with any provision of Section 6. The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches. In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Executive set forth in Section 6, except as required by law, the Executive shall not be entitled to any payments set forth in Section 5.3 hereof if the Executive breaches the covenant applicable to the Executive contained in Section 6.3, the Executive will immediately return to the Protected Parties any such payments previously received under Section 5.3 upon such a breach, and, in the event of such breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Section 5.3.

8.                                       Indemnification. The Company agrees, to the extent permitted by applicable law and its organizational documents, to indemnify, defend and hold harmless the Executive from and against any and all losses, suits, actions, causes of action, judgments, damages, liabilities, penalties, fines, costs or claims of any kind or nature (“Indemnified Claim”), including reasonable legal fees and related costs incurred by Executive in connection with the preparation for or defense of any Indemnified Claim, whether or not resulting in any liability, to which Executive may become subject or liable or which may be incurred by or assessed against Executive, relating to or arising out of his employment by the Company or the services to be performed pursuant to this Agreement, provided that the Company shall only defend, but not indemnify or hold Executive harmless, from and against an Indemnified Claim in the event there is a final, non-appealable, determination that Executive’s liability with respect to such

Indemnified Claim resulted from Executive’s willful misconduct or gross negligence. The Company’s obligations under this section shall be in addition to any other right, remedy or indemnification which Executive may have or be entitled to at common law or otherwise.

9.                                       Location. Executive may render his services under this Agreement in Minneapolis, Minnesota, and the Company will not require Executive to relocate his place of business to the headquarters of Vanguard, provided that Executive shall travel to such locations as the Company shall determine.

10.                                 Other Provisions.

10.1                             Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, telegraphed, telexed, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing, as follows:

(a)                                  If the Company, to:

Worldwide Excellerated Leasing Ltd.

Attention: Board of Directors

c/o Cerberus Capital Management, L.P.

299 Park Avenue

New York, NY 10171

Telephone:                                    (212) 891-2100

Fax:                                                                           (212) 750-5212

and

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention:                                         Stuart D. Freedman, Esq.

Telephone:                                    (212) 756-2000

Fax:                                                                           (212) 593-5955

(b)                                 If the Executive, to the Executive’s home address reflected in the Company’s records.

10.2                               Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. Notwithstanding the foregoing, the terms, and conditions of Executive’s Stock Purchase Agreement, dated as of October 14,2003, among the Company, Cerberus Vanguard Investor L.P., and the Executive shall continue to apply in full force and effect.

10.3                                Representations and Warranties by Executive. The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

10.4                               Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the Parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.5                               Governing Law, Dispute Resolution and Venue.

(a)                                  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflicts of laws principles.

(b)                                 The Company and Executive agree to arbitrate any controversy or claim arising out of this Agreement or otherwise relating to Executive’s employment by the Company or the termination of such employment to the extent required, (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination); provided that the Company shall have the right to, and be permitted to, seek and obtain injunctive relief from a court of competent jurisdiction pursuant to Section 7 above in the state or federal courts located in the City of New York, Borough of Manhattan. Any such arbitration shall be fully and finally resolved in binding arbitration in a proceeding in the State of New York, City of New York, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association before a single arbitrator. The arbitrator shall not have the authority to modify or change any of the terms of this Agreement, except as provided in Section 9.10 hereof. The arbitrator’s award shall be final and binding upon the Parties, and judgment upon the award may be entered in any court of competent jurisdiction in any state of the United States or country or application may be made to such court for a judicial acceptance of the award and an enforcement as the law of such jurisdiction may require or allow. The losing party thereto as determined by the arbitrator shall bear the Parties costs incurred in any such arbitration, including legal fees and expenses.

10.6                               Assignability by the Company and the Executive. This Agreement, and the rights and obligations hereunder, may not be assigned by the Parties without written consent signed by the Parties. This Agreement shall not bind successors of the Company unless agreed to in writing by the Executive.

10.7                               Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

10.8                               Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

10.9                               Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated. The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

10.10                         Judicial Modification. If any court or arbitrator determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion. If any court or arbitrator determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court or arbitrator shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

IN WITNESS WHEREOF, the Parties hereto, to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ Jeffry J. Parell
Jeffry J. Parell

WORLDWIDE EXCELLERATED LEASING LTD.

By:	/s/ William E. Lobeck
	Name:	William E. Lobeck
	Title:	President and Chief Executive Officer